EXHIBIT 99.1

Dollar Tree Shareholders Elect Bob Sasser And Tom Whiddon As Directors
                     At Company's Annual Meeting;
       Company's Joliet Distribution Center Commenced Operations

    CHESAPEAKE, Va.--(BUSINESS WIRE)--June 17, 2004--Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, held its annual meeting of shareholders today. CEO Bob Sasser was elected to fill a newly created Board seat for a three-year term. Thomas Whiddon, previously appointed by the Board, was elected to continue his term as a director for a one-year term. Shareholders re-elected H. Ray Compton, John F. Megrue, and Alan L. Wurtzel to three-year terms as Directors of the Company. Shareholders also approved amendments to the Company's 2003 Equity Incentive Plan, approved the 2004 Executive Officer Equity Plan, and the 2004 Executive Officer Cash Compensation Plan, as described in the Company's 2004 proxy.
    In separate news, Dollar Tree announced that its Joliet, Illinois distribution center commenced operations on June 7, 2004 - ahead of schedule and under budget.
    "This site fits very well with our logistics model, offering excellent access to transportation and import channels, which are key to the efficiency of Dollar Tree's distribution systems," Chief Logistics Officer Steve White said. "Dollar Tree is now well positioned to serve all 48 contiguous states."
    The 1.2 million square foot Joliet distribution center is fully automated, and replaces a small, manual facility in nearby Woodridge, Illinois. The Joliet facility fills out the company's coast-to-coast logistics network of nine distribution centers.
    Dollar Tree operated 2,579 stores in 47 states as of May 1, 2004.

    CONTACT: Dollar Tree Stores, Inc., Chesapeake
             Adam Bergman or Eric Coble, 757-321-5000 www.DollarTree.com